Exhibit 99.1

Blackstone Infrastructure Partners Closes Purchase of Controlling Interest in Tallgrass Energy

LEAWOOD, Kan., Mar. 11, 2019 – Tallgrass Energy, LP (NYSE: TGE) and Blackstone (NYSE: BX) today announced that affiliates of Blackstone Infrastructure Partners (“BIP”) have closed the purchase of 100 percent of the membership interests in TGE’s general partner, as well as an approximately 44 percent economic interest in Tallgrass Energy from affiliates of Kelso & Company, The Energy & Minerals Group and Tallgrass KC, LLC, an entity owned by certain members of TGE’s management, for total cash consideration of approximately $3.2 billion. Affiliates of GIC, Singapore’s sovereign wealth fund and Enagás, a Spanish energy company, are minority investors in the transaction.

About Tallgrass Energy

Tallgrass Energy, LP (NYSE: TGE) is a growth-oriented midstream energy infrastructure company operating across 11 states with transportation, storage, terminal, water, gathering and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.

To learn more, please visit our website at www.tallgrassenergy.com.

About Blackstone

Blackstone is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies in which we invest, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our asset management businesses, with $472 billion in assets under management, include investment vehicles focused on infrastructure, private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on twitter @Blackstone.

About GIC

GIC is a leading global investment firm established in 1981 to manage Singapore’s foreign reserves. As a disciplined long-term value investor, GIC is uniquely positioned to invest in both the public and private markets, including equities, fixed income, real estate, private equity and infrastructure. In infrastructure, GIC’s primary strategy is to invest directly in operating infrastructure assets with a high degree of cash flow visibility and which provide a hedge against inflation. These include mature, low to moderate-risk assets in developed markets, complemented by investments with higher growth potential in emerging markets. Headquartered in Singapore, GIC employs over 1,500 people across 10 offices in key financial cities worldwide. For more information about GIC, please visit www.gic.com.sg.

About Enagás

Enagás is a leading international energy company with 50 years’ experience. It is one of the companies with the most LNG terminals in the world. It has a presence in Spain, the USA, Mexico, Chile, Peru and Greece. It is also one of the shareholders in the Trans Adriatic Pipeline (TAP), which will connect Greece, Albania and Italy to bring natural gas from the Caspian Sea to Europe. The company is certified as a Transmission System Operator (TSO) by the European Union and is an international benchmark in the development and operation of gas networks. It owns more than 12,000 km of gas pipelines, three strategic storages and nine regasification plants. In Spain, Enagás is the Technical Manager of the Gas System and has developed the country’s key gas infrastructures, making it a model within Europe.

Listed on the IBEX 35 Spanish stock market, Enagás has also been present in the main sustainability indexes such as the Dow Jones Sustainability Index (DJSI), for eleven consecutive years. The company is the world leader of its sector, according to the latest DJSI revision.

Enagás is also committed to the fight against climate change through initiatives to promote the use of renewable gases, such as biomethane and hydrogen, and through the development of actions for energy efficiency and sustainable mobility. For more information about Enagás: www.enagas.es Twitter: @enagas

Contacts

Tallgrass Energy:

Investor and Financial Inquiries

Nate Lien, 913-928-6012

investor.relations@tallgrassenergylp.com

or

Media and Trade Inquiries

Phyllis Hammond, 303-763-3568

phyllis.hammond@tallgrassenergylp.com

Blackstone:

Paula Chirhart

Public Affairs, Blackstone

212-583-5011

paula.chirhart@blackstone.com